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                                                                EXHIBIT 11.1

              VALERO ENERGY CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
            (Thousands of Dollars, Except Per Share Amounts)


                                                                   Three Months Ended
                                                                        March 31,
                                                                  1998            1997
COMPUTATION OF BASIC EARNINGS PER SHARE:
   Income (loss) from continuing operations.............     $    (5,884)    $    19,811

   Loss from discontinued operations, net of
      income tax benefit................................     $       -       $    (4,371)
   Less:  Preferred stock dividend requirements
      and redemption premium............................             -            (2,766)

   Loss from discontinued operations applicable
      to common stock...................................     $       -       $    (7,137)

   Weighted average number of shares of
      common stock outstanding..........................      56,148,924      44,411,705

   Earnings (loss) per share:
      Continuing operations.............................     $      (.11)    $       .45
      Discontinued operations...........................             -              (.16)
         Total..........................................     $      (.11)    $       .29

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING DILUTION:
   Income (loss) from continuing operations
     assuming dilution..................................     $    (5,884)    $    19,811

   Loss from discontinued operations, net of
      income tax benefit................................     $       -       $    (4,371)
   Less:  Preferred stock dividend requirements
      and redemption premium............................             -            (2,766)
   Add:  Reduction of preferred stock dividends
      applicable to the assumed conversion of
      convertible preferred stock at the beginning
      of the period.....................................             -             2,695

   Loss from discontinued operations applicable to
      common stock assuming full dilution...............      $      -        $   (4,442)

   Weighted average number of shares of
      common stock outstanding..........................      56,148,924      44,411,705
   Effect of dilutive securities:
      Stock options.....................................             -   (a)     819,124
      Performance awards................................             -   (a)      91,151
      Convertible preferred stock.......................             -         6,381,798

   Weighted average number of shares of
       common stock outstanding assuming dilution.......      56,148,924      51,703,778

   Earnings (loss) per share - assuming dilution:
      Continuing operations.............................     $      (.11)     $      .38
      Discontinued operations...........................             -              (.08)
         Total..........................................     $      (.11)     $      .30

(a) Various stock options and performance awards granted to employees in connection with the Company's stock compensation plans were outstanding during the three months ended March 31, 1998 but were not included in the computation of diluted earnings per share from continuing operations for such period because the effect would have been antidilutive. See Note 7 of Notes to Consolidated Financial Statements.
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